Exhibit 99.2

Thunder Bridge Acquisition, Ltd. Announces Closing of Underwriters’ Over-Allotment Option in Connection
with its Initial Public Offering

New York, NY – June 28, 2018 – Thunder Bridge Acquisition, Ltd. (NASDAQ: TBRGU) (the “Company”) announced today the closing of the issuance of an additional 3,300,000 units pursuant to the underwriters’ over-allotment option in connection with the Company’s initial public offering. The additional units were sold at the initial offering price of $10.00 per unit, generating additional gross proceeds of $33,000,000 and bringing the total gross proceeds of the initial public offering to $258,000,000.

The Company’s units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “TBRGU” on June 19, 2018. Each unit consists of one of the Company’s Class A ordinary shares and one warrant, each warrant enabling the holder thereof to purchase one Class A ordinary share at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “TBRG” and “TBRGW,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies in the financial technology sector. The Company is led by Chief Executive Officer Gary A. Simanson with Pete Kight as Executive Chairman.

Cantor Fitzgerald & Co. acted as the sole book running manager for the offering. Chardan acted as lead manager. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Graubard Miller LLP acted as counsel to the underwriters.

Of the proceeds received from the consummation of the initial public offering (as well as the exercise of the over-allotment option) and simultaneous private placements of warrants, $260,580,000 (or $10.10 per unit sold in the public offering) was placed in trust. An unaudited balance sheet of the Company as of June 28, 2018 reflecting receipt of the proceeds upon consummation of the initial public offering (as well as the exercise of the over-allotment option) and the private placements will be included as an exhibit to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission (the “SEC”).

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission on June18, 2018.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and the anticipated use of the net proceeds. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Gary A. Simanson

202.431.0507

gsimanson@thunderbridge.us